Beijing Office
Kerry Center South Tower 1 Guang hua Rd., #2419-2422, Chaoyang Dist., Beijing 100020
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Exhibit 15.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Zhangmen Education Inc. on Form S-8 (FILE NO. 333-258079) of our report dated May 2, 2022, with respect to our audits of the consolidated financial statements of Zhangmen Education Inc. as of December 31, 2021 and for the year ended December 31, 2021, which report is included in this Annual Report on Form 20-F of Zhangmen Education Inc. for the year ended December 31, 2021.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk llp

Beijing, China

May 2, 2022

www.marcumbp.com